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Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (file nos. 333-14238, 333-12146, 333-09840, and 333-109874) and the Registration Statement on Form F-3 (file no. 333-110681) (the "Registration Statement"), and the Prospectus Supplement to the Registration Statement, of Retalix Ltd. (the "Company"), of our report dated February 1, 2003, which appears in the Company's Report on Form 6-K for the month of April, 2004 (Report No. 1) and such Prospectus Supplement, relating to the consolidated financial statements of Retalix Holdings, Inc. and Subsidiaries for the year ended December 31, 2002.

/s/ Nation Smith Hermes Diamond
San Diego, California
April 12, 2004

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS